                                                                     EXHIBIT D


                            STOCKHOLDERS AGREEMENT


               STOCKHOLDERS AGREEMENT, dated as of June 24, 2001 (this "Agreement"), among the several stockholders of HOMESTAKE MINING COMPANY, a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders"), BARRICK GOLD CORPORATION, a corporation organized under the laws of the Province of Ontario ("Parent"), HAVANA ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company.

               WHEREAS, Parent and Sub are entering into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms being used herein as defined therein unless otherwise defined herein), with the Company, whereby, among other things, each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 0.53 (as adjusted pursuant to Sections 2.01(f) and 5.06 of the Merger Agreement, the "Conversion Number") fully paid and nonassessable common shares in the capital of Parent (the "Parent Common Stock") and the Sub will merge with and into the Company as of the Effective Date (the "Merger");

               WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with (i) any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise and (ii) any shares of Company Common Stock transferred to a Permitted Transferee in accordance with Section 3.01, such Stockholder's "Shares"); and

               WHEREAS, as an inducement and a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Sub have required that the Stockholders agree to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I

                               VOTING AGREEMENT

               SECTION 1.01 Voting Agreement. Each Stockholder, severally and not jointly, hereby agrees that, from and after the date hereof and until the termination of the Merger Agreement or the Effective Time, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder will vote (or cause to be voted) such Stockholder's Shares in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger.

               SECTION 1.02 Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent, and each of its officers, as such Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01 (the "Irrevocable Proxy"). THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A STOCKHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted, other than, in the case of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, the power of attorney attached as Exhibit B to Schedule 13-D filed in respect of the Company with the SEC on December 8, 1998 (the "13-D Power of Attorney"), and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and the termination of the Irrevocable Proxy and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of such Stockholder.

               SECTION 1.03 Conflicts. In the case of any Stockholder who is an officer or director of the Company, no provision of this Agreement, including Section 3.02, shall prevent or interfere with such Stockholder's performance of his or her obligations, if any, solely in his capacity as an officer or director of the Company, including, without limitation, the fulfillment of his or her fiduciary duties under Delaware Law.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

               Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and to Sub in respect of such Stockholder as follows:

               SECTION 2.01 Organization, Qualification. (a) Such Stockholder, if it is an individual, has all legal capacity to enter into this Agreement, to carry out his or her obligations hereunder and to consummate the transactions contemplated hereby.

               (b) Such Stockholder, if it is a corporation or other legal entity, (i) is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction



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


of its incorporation or formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or, if applicable, in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay such Stockholder from performing its obligations under this Agreement and (ii) is duly qualified or licensed as a foreign corporation to do business, and is, if applicable, in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such Stockholder or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and, if applicable, in good standing that would not prevent or materially delay such Stockholder from performing its obligations under this Agreement.

               SECTION 2.02 Authority Relative to this Agreement. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

               SECTION 2.03 No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate the certificate of incorporation or by-laws of such Stockholder that is a corporation, (ii) assuming satisfaction of the requirements set forth in
Section 2.03(b) below, conflict with or violate the terms of any trust agreements or equivalent organizational documents of any Stockholder that is a trust, (iii) conflict with or violate any Law applicable to such Stockholder or by which the Shares owned by such Stockholder are bound or affected or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares owned by such Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay such Stockholder from performing its obligations under this Agreement.

               (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws (the "Blue Sky Laws"), state takeover laws and the pre-merger notification requirements of the HSR Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay such Stockholder from performing its material obligations under this Agreement.




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               SECTION 2.04 Title to the Shares. As of the date hereof, such
Stockholder is the record or beneficial owner of the number of shares of Company Common Stock set forth beneath such Stockholder's name on the signature page hereof. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder (other than Shares owned by others as to which such Stockholder may also be deemed a beneficial owner). The Shares owned by such Stockholder are owned free and clear of all Liens, other than any Liens created by this Agreement. Except as provided in this Agreement or, in the case of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, the 13-D Power of Attorney , such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares owned by such Stockholder.

                                 ARTICLE III

                                  COVENANTS

               SECTION 3.01 No Disposition or Encumbrance of Shares. Each Stockholder, severally and not jointly, hereby agrees that, except as contemplated by this Agreement, such Stockholder shall not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any Liens of any nature whatsoever with respect to, any of such Stockholder's Shares (or agree or consent to, or offer to do, any of the foregoing) other than to a person or entity who first agrees in writing to be bound by the provisions of this Agreement pursuant to a written instrument reasonably satisfactory in form and substance to Parent, (ii) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

               SECTION 3.02 No Solicitation of Transactions. Subject to
Section 1.03, each Stockholder, severally and not jointly, agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder will not, directly or indirectly, through any officer, agent or through the Company or its representatives or otherwise, (a) solicit, initiate, or encourage the submission of any Company Takeover Proposal, (b) enter into any agreement with respect to any Company Takeover Proposal, or (c) provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal (except to the extent that such negotiations or discussions (i) are between only Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, as applicable, and the Company, and (ii) relate only to the advisability of a Company Takeover Proposal and the willingness of such Stockholder to support, by written agreement or otherwise, such Company Takeover Proposal). Each Stockholder shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Takeover Proposal. Each Stockholder shall promptly advise Parent orally and in writing of the receipt of any Company Takeover Proposal or any request for information with






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respect to any Company Takeover Proposal, the material terms and conditions of such Company Takeover Proposal or request and the identity of the person making such Company Takeover Proposal or request, other than any Company Takeover Proposal or request for information by such Stockholder in his capacity as a director or executive officer of the Company (which shall be governed by Section 4.02 of the Merger Agreement).

               SECTION 3.03 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, Parent, Sub and each Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement.

               SECTION 3.04 Affiliate Letter; Registration Statement. Each Stockholder covenants and agrees to enter into an affiliate letter pursuant to
Section 5.13 of the Merger Agreement (an "Affiliate Agreement") no later than 30 days prior to the Effective Time of the Merger. Parent agrees to file and use its best efforts to have declared effective by the SEC under the Securities Act by the expiration of the "Pooling Restricted Period" (as defined in the Affiliate Agreement), a "shelf" registration statement that registers the resale, in any manner of sale allowed on a shelf registration statement, on a continuous basis for a one-year period, by Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, of all of the Parent Common Stock received by Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck in the Merger, including any securities issued as a dividend or distribution thereon or in exchange or replacement therefor. As soon as reasonably practicable following the execution of this Agreement, and prior to the date of execution of an Affiliate Agreement by Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, Parent further agrees to enter into a registration rights agreement with Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck providing for the foregoing and containing other customary terms, provisions, exceptions and limitations.

                                  ARTICLE IV

                                 TERMINATION

               SECTION 4.01 Termination. This Agreement (including, without limitation, the Irrevocable Proxy) shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, or (c) with respect solely to Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck and Ms. Maria-Theresia von Finck, the delivery, at any time after March 31, 2002, to Parent and the Company by Mr. August von Finck (or his attorney(s)-in-fact) of written notice terminating this Agreement (without any liability or obligation on the part of such holders as a result thereof). Nothing in this Section 4.01 shall relieve any party of liability for any breach of this Agreement.



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                                  ARTICLE V

                                MISCELLANEOUS

               SECTION 5.01 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent, Sub, the Company and each Stockholder to be bound by such amendment.

               SECTION 5.02 Waiver. Any party to this Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of another party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of another party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

               SECTION 5.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.03):

               (a) if to any of Mr. August von Finck, Mr. August-Francois von Finck, Mr. Luitpold-Ferdinand von Finck or Ms. Maria-Theresia von Finck, addressed to such Stockholder:

                      c/o Alston & Bird LLP
                      90 Park Avenue
                      New York, New York  10016
                      Telecopy:  (212) 210-9444
                      Attention:  Bryan E. Davis, Esq.


               (b) if to any other Stockholder or to the Company, addressed to such Stockholder or the Company, as the case may be:

                      c/o Homestake Mining Company
                      1600 Riveria Avenue, Suite 200
                      Walnut Creek, CA  94596-3568
                      Telecopy:  (925) 746-0563
                      Attention:  General Counsel

                      with a copy to:

                      Cravath, Swaine & Moore
                      825 Eighth Avenue
                      New York, New York  10019
                      Telecopy:  (212) 474-3700
                      Attention: Richard Hall, Esq.



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



               (c)    if to Parent or Sub:

                      Barrick Gold Corporation
                      Address:  Royal Bank Plaza
                      South Tower, Suite 2700
                      Toronto, Ontario
                      M5J 2J3 Canada
                      Telecopy:  (416) 861-0727
                      Attention: General Counsel

                      with a copy to:

                      Shearman & Sterling
                      599 Lexington Avenue
                      New York, New York  10022
                      Telecopy:   (212) 848-7179
                      Attention:  Spencer D. Klein, Esq.

               SECTION 5.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

               SECTION 5.05 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign all or any of their rights and obligations hereunder to any subsidiary of Parent, except that any such assignment shall not relieve Parent or Sub or any other subsidiary of Parent of their obligations, if any, hereunder.

               SECTION 5.06 Entire Agreement; No Third- Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties any rights or remedies.

               SECTION 5.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto





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(a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

               SECTION 5.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               SECTION 5.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any actions or proceedings directly or indirectly arising out of, under or in connection with this Agreement.

               SECTION 5.10 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

               SECTION 5.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

               SECTION 5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.




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




               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                        BARRICK GOLD CORPORATION


                                        By /s/ Patrick J. Garver
                                          -----------------------------------
                                          Name:   Patrick J. Garver
                                          Title:  Vice President





                                        HAVANA ACQUISITION INC.


                                        By /s/ Patrick J. Garver
                                          -----------------------------------
                                          Name:   Patrick J. Garver
                                          Title:  Vice President





                                        HOMESTAKE MINING COMPANY


                                        By /s/ Wayne Kirk
                                          -----------------------------------
                                          Name:   Wayne Kirk
                                          Title:  Vice President

                                        /s/ August von Finck
                                        -------------------------------------
                                        Name:  August von Finck

                                           By:  /s/ Ernst Knut Stahl
                                              -------------------------------
                                               Attorney-in-fact

                                           By: /s/ Rainer Nocon
                                              -------------------------------
                                               Attorney-in-fact

                                        Shares of Company
                                        Common Stock: 21,000,000

                                        /s/ August-Francois von Finck
                                        -------------------------------------
                                        Name:  August-Francois von Finck

                                           By:  /s/ Ernst Knut Stahl
                                              -------------------------------
                                               Attorney-in-fact

                                           By: /s/ Rainer Nocon
                                              -------------------------------
                                               Attorney-in-fact

                                        Shares of Company
                                           Common Stock:     3,000,000

                                        /s/ Luitpold-Ferdinand von Finck
                                        -------------------------------------
                                        Name:  Luitpold-Ferdinand von Finck

                                           By: /s/ Ernst Knut Stahl
                                              -------------------------------
                                               Attorney-in-fact


                                           By: /s/ Rainer Nocon
                                              -------------------------------
                                               Attorney-in-fact

                                        Shares of Company
                                           Common Stock:     5,257,900

                                        /s/ Maria-Theresia von Finck
                                        -------------------------------------
                                        Name:  Maria-Theresia von Finck

                                           By: /s/ Ernst Knut Stahl
                                              -------------------------------
                                               Attorney-in-fact


                                           By: /s/ Rainer Nocon
                                              -------------------------------
                                               Attorney-in-fact

                                        Shares of Company
                                           Common Stock:  3,000,000

                                        /s/ Jack E. Thompson
                                        -------------------------------------
                                        Name:  Jack E. Thompson

                                           Shares of Company
                                           Common Stock: 131,726 shares, plus
                                                         shares subsequently
                                                         credited pursuant to
                                                         the Homestake
                                                         Savings Plan Account
                                                         after March 31, 2001

                                        /s/ Walter T. Segsworth
                                        --------------------------------------
                                        Name:  Walter T. Segsworth

                                           Shares of Company
                                           Common Stock: 20,089 shares, plus
                                                         shares subsequently
                                                         credited pursuant to
                                                         the Homestake
                                                         Savings Plan Account
                                                         after March 31, 2001